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                                                                    EXHIBIT 23.2


CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Kulicke and Soffa Industries, Inc.:

We consent to the inclusion of our report dated February 15, 2000, with respect to the consolidated balance sheets of Cerprobe Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in Form 10-K of Kulicke and Soffa Industries, Inc. dated December 27, 2000.



Phoenix, Arizona
December 27, 2000